Exhibit 5.1
Quattlebaum, Grooms, Tull & Burrow PLLC
A PROFESSIONAL LIMITED LIABILITY COMPANY
111 Center Street
Suite 1900	(501) 379-1700
Little Rock, Arkansas 72201	Telecopier
(501) 379-1701

May 18, 2006

Simmons First National Corporation
P. O. Box 7009
Pine Bluff, Arkansas 71611

Re:  Registration Statement on Form S-8 for the Simmons First National Corporation Executive Stock Incentive Plan - 2001

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Simmons First National Corporation (the "Company") with the Securities and Exchange Commission on or about May 17, 2006 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 553,069 shares of Common Stock, par value $0.01 per share (the "Plan Shares"), issued or issuable under the Company's Executive Stock Incentive Plan - 2001 (the "Plan"). Based upon the foregoing, it is our opinion that the Plan Shares previously issued are validly issued, fully-paid and non-assessable. Further, based upon the foregoing, and assuming the Plan Shares yet to be issued are issued in accordance with the Plan after the effectiveness of the Registration Statement under the Act, it is our opinion that such Plan Shares when issued, will be validly issued, fully-paid and non-assessable.

The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Arkansas.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                            Very truly yours,

                            /s/ Quattlebaum, Grooms, Tull & Burrow PLLC